Exhibit (e)(15)

AUDENTES THERAPEUTICS, INC.

TAX REIMBURSEMENT AND BONUS PLAN

This Tax Reimbursement and Bonus Plan (the “Plan”) was adopted by the Compensation Committee of the Board of Directors of Audentes Therapeutics, Inc., a Delaware corporation (the “Company”), effective as of December 10, 2019 (the “Effective Date”).

1. Purpose. The purpose of the Plan is to (a) reimburse the Participants, on an after-tax basis, for Excise Taxes with respect to any Payments they have received or may receive and (b) to provide for certain bonus payments to the Participants, in each case subject to the terms and conditions described herein.

2. Excise Tax Reimbursement Payment. A Participant shall be eligible to receive an Excise Tax Reimbursement Payment under the Plan in the event that the Administrator determines that any Payment to such Participant would be subject to the Excise Tax and, in the Administrator’s discretion, notifies such Participant in writing that he or she shall receive such Excise Tax Reimbursement Payment. A Participant’s eligibility to receive an Excise Tax Reimbursement Payment under the Plan shall not be conditioned upon the Participant’s continued employment with the Company, Parent or any of their affiliates or successors. For the avoidance of doubt, a Participant shall not have any right to an Excise Tax Reimbursement Payment prior to notification in writing by the Administrator.

3. Bonus Payment. On or prior to December 31, 2019, each Participant shall receive a lump-sum cash payment in an amount equal to the amount set forth opposite such Participant’s name on Exhibit A attached hereto, if any (the “Bonus Payments”). Nothing in the Plan shall prevent a Participant from receiving both an Excise Tax Reimbursement Payment and a Bonus Payment.

4. Cutback. In the event that any plan, agreement, policy or arrangement between the Company and any Participant or for the benefit of any Participant provides for any Payments to such Participant to be delivered to a lesser extent such that no Payments would be subject to the Excise Tax (a “Cutback”) if doing so would result in such Participant receiving, on an after-tax basis, a greater amount than if such Payments were delivered in full and subject to the Excise Tax, such Cutback shall be applied only after taking into account any Excise Tax Reimbursement Payment such Participant has been designated in writing to receive under the Section 2, above.

5. Allocation of Pool. In no event may the aggregate payments made pursuant to the Plan exceed the Pool. No Participant shall have a legally binding right to any specific Excise Tax Reimbursement Payment until the Administrator notifies such Participant in writing that he or she shall receive such payment. The Administrator shall not be required to allocate an amount equal to the entire Pool. Any Excise Tax Reimbursement Payment shall be paid by the Company to the applicable Participant no later than March 15 of the calendar year following the calendar year in which the Administrator notifies such Participant in writing that he or she shall receive such payment.

6. Administrator; Parent Representative; Liability. (a) Except as otherwise set forth in this Section 6(a), subject to the provisions of the Plan, the Administrator, in consultation with the Parent Representative, shall have authority and discretion to (i) take any actions it deems necessary or advisable for the administration of the Plan, (ii) determine the Participants to whom Excise Tax Reimbursement Payments may be made as well as the amounts thereof, and (iii) prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for Plan administration; provided that in no event may the aggregate payments made pursuant the Plan exceed the Pool. Notwithstanding the foregoing, in the case of any Excise Tax Reimbursement Payment to be made to the Administrator, the amount of such payment shall be determined by the Parent Representative, following consultation with the Administrator.

(b) Neither the Administrator nor the Parent Representative will be liable to any Participant or any other person for any action or determination made by the Administrator or Parent Representative, as applicable, with respect to the Plan or any Excise Tax Reimbursement Payment or Bonus Payments made under the Plan. All expenses and liabilities which the Administrator incurs in connection with the administration of the Plan shall be borne by the Company or its successor.

7. No Employment Rights. No provision of the Plan shall be construed to give any person any right to become, to be treated as, or to remain an employee or service provider to the Company, Parent or any of their affiliates or successors. The Company reserves the right to terminate any Participant’s employment or services at any time for any reason or no reason, without or without cause and with or without advance notice.

8. No Equity Interest. Neither the Plan nor any Participant’s receipt or eligibility to receive any payments hereunder creates or conveys any equity or ownership interest in the Company, Parent or any of their affiliates or successors nor any rights commonly associated with such interests.

9. Payments Not Deemed to be Salary; No ERISA Plan. No amount payable under the Plan shall be deemed salary or other compensation to any Participant for purposes of computing benefits to which a Participant may be entitled under any vacation, disability, profit sharing, pension plan or other arrangement of the Company, Parent or any of their affiliates or successors for the benefit of employees or independent contractors except as may otherwise be specifically provided for by such plan or other arrangement. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be considered to create a trust or fund, or any obligation to fund or otherwise secure the payment of any amounts that may be paid under the Plan, or any kind or fiduciary relationship between the Company, Parent or their affiliates or successors, on the one hand, and any Participant or any of their other employees or service providers, on the other hand, or a security interest of any kind in any property of the Company, Parent or their affiliates or successors in favor of any Participant or any other person.

10. Funding. No provision of the Plan shall require the Company, Parent or any of their affiliates or successors, for purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company, Parent or any of their affiliates or successors maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or its successor.

11. Section 409A. It is intended that the Excise Tax Reimbursement Payments made under the Plan shall be exempt from the application of Section 409A of the Code (“Section 409A”) as a result of the second and fourth sentences of Section 5 hereof, pursuant to Treasury Regulations 1.409A-1(b)(4), and the Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, the Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A. In furtherance of the foregoing, the Excise Tax Reimbursement Payments and the Bonus Payments shall be made no later than the last date permitted in order to satisfy the exemption from Section 409A under Treasury Regulation 1.409A-1(b)(4). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation 1.409A-2(b)(2)(iii)), the Excise Tax Reimbursement Payments and the Bonus Payments, and in the event a Participant receives Excise Tax Reimbursement Payments in installments, such installments, shall be treated as a series of separate payments and, accordingly, the Excise Tax Reimbursement Payments and the Bonus Payments and each such installment shall be considered a separate and distinct payment. However, notwithstanding any other provision of the Plan, if at any time the Administrator determines that the Plan or any Excise Tax Reimbursement Payment or Bonus Payment made hereunder may not be compliant with or exempt from Section 409A of the Code, the Administrator, with the Parent Representative’s prior written consent, shall have the right (without any obligation to do so or to indemnify or to be responsible for damages to any Participant or any other person for failure to do so) to (a) adopt such amendments to the Plan, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or (b) take any other actions, as the Administrator determines are necessary or appropriate to provide for the Plan and the Excise Tax Reimbursement Payments and Bonus Payments made hereunder to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Administrator to adopt any such amendment or take any other action, or the Parent Representative to consent to any such amendment or any other action, and in no event may the aggregate payments made pursuant the Plan exceed the Pool. The Company makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Notwithstanding anything herein to the contrary, in no event shall the Company, Parent or their or affiliates or successors have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A of the Code or similar provisions of state law.

12. Tax Consequences; Withholding Taxes. (a) None of the Company, Parent, the board of directors of the Company or of Parent, the Administrator or the Parent Representative makes any commitment or guarantee that any federal, state or local tax treatment will (or will not) apply or be available to any Participant. Each Participant, by acceptance of any Excise Tax Reimbursement Payment or Bonus Payment under the Plan, is deemed to represent that the Participant has consulted with any tax consultants that he or she deems advisable in connection with his or her participation in the Plan and that such Participant is not relying on the Company, Parent, their affiliates or successors, the Administrator, the Parent Representative or any officer, director or employee of the Company, Parent or their affiliates or successors for tax advice.

(b) All amounts paid hereunder shall be subject to applicable state, federal and local income, employment and excise tax withholding.

13. Amendment; Termination. The Plan may be amended, modified or terminated by the Company, subject to the prior written consent of the Administrator and the Parent Representative. The Plan shall terminate immediately and without further action of the Company at such time as the Administrator determines that no further Excise Tax Reimbursement Payment or Bonus Payment will be made pursuant to the Plan or, if earlier, at such time that aggregate amount of all payments made pursuant to the Plan equal the Pool.

14. Assumption of Plan; Assignment or Transfer. All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. No Participant may sell, exchange, transfer or otherwise dispose of his or her eligibility to receive any Excise Tax Reimbursement Payments or Bonus Payments that may be paid in accordance with the Plan other than upon death by will or intestacy. Payments of Excise Tax Reimbursement Payments or Bonus Payments shall be made only to Participants or such Participant’s guardian or legal representative or, in the event of the Participant’s death prior to the termination of the Plan, to the Participant’s estate.

15. Choice of Law. All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Delaware without regard to its conflict of laws provision.

16. Defined Terms. The following terms shall have the following meanings for purposes of the Plan.

“280G Analysis” shall mean the Section 280G analysis provided to the Company by BDO USA, LLP and the assumptions utilized therein.

“Administrator” shall mean the President of the Company, or his or her designee.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Excise Tax Reimbursement Payment” shall mean a cash payment from the Pool in an amount to be determined by the Administrator or the Parent Representative, as applicable, in accordance with Section 6(a), not to exceed an amount such that, after payment by the applicable Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Reimbursement Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Participant would retain an amount of the Excise Tax Reimbursement Payment equal to the Excise Tax imposed upon the Payments to the applicable Participant, as determined by the Administrator or the Parent Representative, as applicable, in accordance with Section 6(a). In determining the amount of any Excise Tax Reimbursement Payment, the Administrator and the Parent Representative, as applicable, may rely on the analysis and advice of independent legal counsel and tax advisors, including, but not limited to, the 280G Analysis, as such analysis may be updated from time to time.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger among Parent, the Company and the other parties thereto, dated as of December 2, 2019.

“Parent” shall mean Astellas Pharma Inc., a company organized under the laws of Japan.

“Parent Representative” shall mean the individual or entity appointed by the Parent for such purpose, or, if none is specified, the Board of Directors of the Company.

“Participant” shall mean the individuals set forth on Exhibit A attached hereto.

“Payment” shall mean any payment or distribution made in connection with the Transaction in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under the Plan, or another plan, or agreement, policy or arrangement between the Company and a Participant or by the Company for the benefit of such Participant.

“Pool” shall mean an amount in cash not to exceed $2,500,000.

“Transaction” shall mean the acquisition of the Company by Parent, through a subsidiary, pursuant to the Merger Agreement.

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